Exhibit 4.2.3

AMENDMENT NO. 3

TO

SPDR® GOLD TRUST

PARTICIPANT AGREEMENTS

This amendment (this “Amendment”), dated as of July 18, 2014, is to the SPDR® Gold Trust Participant Agreements (the “Participants Agreements,” and each a “Participant Agreement”) among The Bank of New York Mellon, not in its individual capacity, but solely as trustee (the “Trustee”) of the SPDR® Gold Trust (the “Trust”), World Gold Trust Services, LLC, as the sponsor (the “Sponsor”) of the Trust, and the authorized participants of the Trust set forth on Schedule A hereto (the “Authorized Participants”).

WHEREAS, the Trustee and the Sponsor have previously entered into a Participant Agreement with each of the Authorized Participants identified on Schedule A hereto and the same are in full force and effect; and

WHEREAS, Section 20(a) of each Participant Agreement provides that the Participant Agreement, the procedures described in Attachment A thereto (the “Procedures”) and the Exhibits thereto may be amended, modified or supplemented by the Trustee and the Sponsor without the consent of any Beneficial Owner or Authorized Participant by following the procedures provided for therein; and

WHEREAS, the Sponsor and the Trustee are amending the Trust Indenture of the Trust to, among other things, provide that Creation Baskets shall only be issued and delivered by the Trustee after the Creation Basket Gold Deposit Amount received by the Trust from an Authorized Participant has been transferred by the Custodian from the Trust Unallocated Account to the Trust Allocated Account; and

WHEREAS, in connection with the foregoing amendment to the Trust Indenture of the Trust, the Sponsor and the Trustee wish to make conforming changes to the Procedures.

NOW, THEREFORE, the Trustee and the Sponsor agree as follows:

1. (a) The first sentence of the second paragraph of the section of the Procedures entitled “Scope of Procedures and Overview” is hereby amended to read in its entirety as follows:

Under these Procedures, Baskets may be issued only with respect to Gold transferred to and held in the Trust’s allocated Gold account maintained in London, England by HSBC Bank USA, National Association, London Branch, as custodian (the “Custodian”).

(b) The following introductory paragraph of the section of the Procedures entitled “CREATION PROCESS’ is hereby amended to read in its entirety as follows:

An order to purchase one or more Baskets placed by a Participant with the Trustee by 4:00 p.m. N.Y. time on a Business Day (such day, “CREATION T”) results in the following taking place, in most instances, by 11:00 a.m. N.Y. time, (usually 4:00 p.m. London time) on CREATION T+3:

•	Transfer to the Trust Allocated Account of the amount of Gold satisfying the LBMA Good Delivery Rules in the amount corresponding to the Baskets to be issued; and

•	Transfer to the Participant’s account at The Depository Trust Company (“DTC”) of the number of Baskets corresponding to the Gold the Participant has transferred to the Trust.

(c) Paragraph 3 of the section of the Procedures entitled “CREATION T+3” are hereby amended to read in its entirety as follows:

3.	At 11:00 a.m. N.Y. time (usually 4:00 p.m. London time), following receipt of the notice from the Custodian of the status of the allocation process described in item (2) above, the Trustee authorizes the creation and issuance of the Baskets ordered by each Participant on CREATION T for which the Trustee has received confirmation from the Custodian that the relevant amount(s) of Gold have been transferred from the Trust Unallocated Account to the Trust Allocated Account. If the Custodian is unable to complete the allocation of Gold from the Trust Unallocated Account to the Trust Allocated Account by such time, the Trustee will issue Baskets as soon as practical after the Custodian has notified the Trustee by email and fax that it has completed the allocation of Gold to the Trust Allocated Account in the relevant amount(s). The creation and issuance of Baskets will occur through the DTC system known as “Deposit and Withdrawal at Custodian” or “DWAC”.

2. The foregoing amendments shall be effective in the manner provided for in Section 20(a) of each Participant Agreement.

3. The form of Notice to Authorized Participants attached as Exhibit A hereto shall accompany the copies of this Amendment to be distributed to the Authorized Participants by the Trustee in accordance with Section 20(a) of each Participant Agreement.

4. Except as modified by this Amendment, the Participant Agreements shall remain unmodified and in full force and effect.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

6. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Participant Agreements.

7. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same instrument. Facsimile and PDF signatures shall be acceptable and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trustee and the Sponsor have executed and delivered this Amendment as of the date first above specified.

WORLD GOLD TRUST SERVICES, LLC,
as sponsor of the SPDR® Gold Trust

By:	/s/ John Adrian Pound
Name:	John Adrian Pound
Title:	CFO, World Gold Trust Services, LLC

THE BANK OF NEW YORK MELLON,
not in its individual capacity,
but solely as trustee of the SPDR® Gold Trust

By:	/s/ Thomas N. O’Donnell
Name:	Thomas N. O’Donnell
Title:	Managing Director

[Signature Page to Amendment No. 3 to SPDR® Gold Trust Participant Agreements]

SCHEDULE A

AUTHORIZED PARTICIPANTS

Barclays Capital Inc.,

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Goldman Sachs Execution & Clearing, L.P.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

Merrill Lynch Professional Clearing Corp.

Morgan Stanley & Co. Incorporated

Newedge USA LLC

RBC Capital Markets Corporation

Scotia Capital (USA) Inc.

UBS Securities LLC

Virtu Financial BD LLC